UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)            August 6, 2007

          MORGAN STANLEY MORTGAGE LOAN TRUST 2007-6XS

(Exact Name of Issuing Entity)

          MORGAN STANLEY CAPITAL I INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-130684-30	13-3291626
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, 2nd Floor New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code        (212) 761-4700

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.03     Bankruptcy or Receivership.

On March 30, 2007 (the “Closing Date”), a pooling and servicing agreement dated as of March 1, 2007 (the “Pooling and Servicing Agreement”), was entered into by and among Morgan Stanley Capital I Inc., as depositor (the “Registrant”), Wells Fargo Bank, National Association, as master servicer and securities administrator (the “Master Servicer”), and LaSalle Bank National Association as trustee (the “Trustee”) and as custodian.  The Pooling and Servicing Agreement was entered into for the purpose of issuing a single series of certificates, entitled Morgan Stanley Mortgage Loan Trust 2007-6XS (the “MSM 2007-6XS Mortgage Loan Trust”), Mortgage Pass-Through Certificates, Series 2007-6XS (the “Certificates”).  Pursuant to an assignment, assumption and recognition agreement, dated as of March 1, 2007 (the “Assignment”), among the Registrant, Morgan Stanley Mortgage Capital Inc. (“MSMCI”) and American Home Mortgage Corp., as seller (“American Home”), and acknowledged by the Trustee, American Home made certain representations and warranties as of the Closing Date with respect to certain Mortgage Loans sold to the MSM 2007-6XS Mortgage Loan Trust (the “American Home Mortgage Loans”).  Approximately 0.94% of the Group 2 Mortgage Loans, by aggregate Stated Principal Balance after giving effect to the July 2007 distributions are American Home Mortgage Loans.

On August 6, 2007 American Home and certain related affiliates filed Chapter 11 bankruptcy petitions with the United States Bankruptcy Court for the District of Delaware.

Other than certain limited predatory lending representations and warranties made by MSMCI, American Home has made the only representations and warranties to the MSM 2007-6XS Mortgage Loan Trust regarding the American Home Mortgage Loans and is the only entity that would be required to repurchase any American Home Mortgage Loan if there is a breach of any of the representations or warranties. As a result of the Chapter 11 filing, American Home may not be able to honor any repurchase or substitution obligations in the event of such a breach.  In such an event, the MSM 2007-6XS Mortgage Loan Trust may have no choice but to own the related American Home Mortgage Loan, and could be adversely affected as a result.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  August 10, 2007

MORGAN STANLEY CAPITAL I INC. By: /s/ Valerie Kay Name: Valerie Kay Title: Executive Director